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                                                                    Exhibit 10.4


                 SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE

This AGREEMENT is entered into by and between Penwest Pharmaceuticals Co. (the "Company") and ALAN JOSLYN (the "Employee").

WHEREAS, the parties wish to resolve amicably the Employee's separation from the Company and establish the terms of the Employee's severance arrangement;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

         1. Termination Date. The Employee's effective date of termination from the Company is FEBRUARY 9, 2007.

         2. Monetary Consideration. In return for the execution of the instant Severance and Settlement Agreement and Release, the Company agrees to continue to pay the Employee's salary, for the period that the Employee remains unemployed, at the rate of $10,231 per pay period for up to six (6) months from the termination date (the "Severance Period") less all applicable state and federal taxes as severance pay. In no event shall the payment of severance or Severance period continue beyond the Employee's start date of new employment or exceed six months, which ever comes first. The severance pay will be paid to the Employee in accordance with the Company's regular payroll practices, with the first payment to be paid no earlier than the eighth (8th) day after execution of the Agreement. If the Employee elects to continue group medical insurance pursuant to the federal "COBRA" law, 29 U.S.C. Section 1161 et seq., then the Company agrees that it shall continue to pay its share of the Employee's health and dental insurance premiums for the Severance Period or the commencement of new employment, which ever comes first. Thereafter, the Employee may elect to continue such coverage under COBRA for the remainder of the COBRA period, with the Employee paying 100% of the cost of such coverage. All other employee benefits, including 401K and Employee Stock Purchase Plan
  (ESPP), will terminate on the effective termination date of FEBRUARY 9,


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  2007. The Employee shall receive a reimbursement for purchases made through the ESPP at the next payroll period and in accordance with the Company's regular payroll practices.

         3. Bonus Consideration: At the next payroll period upon effectiveness of this Agreement, the Employee will be paid $25,000 for the 2006 bonus period.

         4. Equity Consideration. Upon effectiveness of this Agreement, the vesting schedule of 8,750 shares to purchase the Company's common stock ("Options") which were to vest February 16, 2007 held by the employee shall be accelerated in full, subject to the terms of the Company's stock incentive plans under which the options were granted and the option agreements evidencing the options.

         5. Release. In consideration of the payment of the severance benefits, which the Employee acknowledges he would not otherwise be entitled to receive, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, shareholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities), all employee benefit plans and plan fiduciaries (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which the Employee ever had or now has against the Released Parties, including but not limited to, any and all claims arising out of the Employee's employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans With


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  Disabilities Act of 1990, 42 U.S.C., Section 12101 et seq., the Connecticut
  Human Rights and Opportunities Act, Conn. Gen. Stat. Section 46A-51 et seq., and the Connecticut Equal Pay Law, Conn. Gen. Stat. Section 31-75 et seq., Conn. Gen. Stat. Section 38a-543, all claims arising out of the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. Section 1001 et seq., the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. Section 31-51kk et seq., the Connecticut Whistleblower Protection Law, Conn. Gen. Stat. Section 31-51m, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of the Employee's employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Employee from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Employee acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

         6. Post-Termination Confidentiality Obligation. The Employee acknowledges and reaffirms his obligation to keep confidential and not to disclose or use any and all non-public information concerning the Company which he acquired during the course of his employment with the Company, including but not limited to business and marketing plans and strategy, potential acquisitions, financial information, product information, technical information and personnel data. The Employee further acknowledges and confirms his continuing obligations to

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  the Company pursuant to the terms of the Proprietary Information Agreement he signed at the inception of his employment, which remains in full force and effect.

         7. Return of Company Property. The Employee agrees to return all Company property and equipment in his possession or control, including, but not limited to, all Company files and documents. The Employee further agrees to leave intact all electronic Company documents including those which he developed or helped develop during his employment.

         8. Cooperation. The Employee agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. The Employee's full cooperation in connection with such claims or actions shall include, but not be limited to, his being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by the Company at reasonable times designated by the Company.

         9. Nature of Agreement. The Employee understands and agrees that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

         10. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

         11. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining


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  parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

         12. Confidentiality. To the extent permitted by law, the Employee understands and agrees that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Employee, his agents and representatives, and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the authorized agent of each party.

         13. Non-Disparagement. The Employee understands and agrees that as a condition for payment to him of the monetary consideration herein, he shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Company or any of its directors, officers, employees, agents, or representatives or the Company's business affairs and financial condition.

         14. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the severance and settlement and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

         15. Applicable Law and Consent to Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Connecticut, without regard to conflict of laws provisions. The Employee hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of Connecticut, or if appropriate, a federal court located in Connecticut (which courts, for purposes of this Agreement, are the only


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  courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this Agreement or its subject matter.

         16. Acknowledgments. The Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company advised him to consult with any attorney of his own choosing prior to signing this Agreement. The Employee may revoke this Agreement for a period of seven
  (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

         17. Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.

ALAN JOSLYN

/s/ Alan Joslyn                         Date: 2/12/07
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PENWEST PHARMACEUTICALS CO.

By: /s/ Susanne N. Donohue              Date: 2/14/07
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